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                                                      Exhibit 5.1

                          April 28, 1994

Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, California  94547

          Re: Bio-Rad Laboratories, Inc. Class A Common Stock, par value $1.00 per share and Class B Common Stock
          Par Value $1.00 Per Share

Ladies and Gentlemen:

      I have examined the Registration Statement of Form S-8 (the "Registration Statement"), which Bio-Rad Laboratories, Inc. (the "Company") intends to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 450,000 shares of Class A common stock, par value $1.00 per share and 225,000 shares of Class B common stock, par value $1.00 per share (the "Shares") in connection with the Bio-Rad Laboratories, Inc. 1994 Stock Option Plan (the "Plan"). I am familiar with the Plan. I am familiar with the proceedings undertaken by the Company in connection with the issuance of the Shares under the Plan and the authorization of such issuance thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinion hereinafter stated.

      Based on the foregoing, I am of the opinion that the Shares have been duly authorized, and upon issuance of the Shares under the terms of the Plan and delivery and payment therefor of legal consideration in excess of the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Interests of Named Experts and Counsel" contained in Part II of the Registration Statement.

          Very truly yours,

          /s/ Sanford S. Wadler

          Sanford S. Wadler
          General Counsel and Secretary




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